SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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MENTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

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MENTOR CORPORATION

201 Mentor Drive
Santa Barbara, California 93111
Telephone: (805) 879-6000

____________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 12, 2002

____________________________________

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders (the "Annual Meeting") of Mentor Corporation, a Minnesota corporation (the "Company"), will be held Thursday, September 12, 2002 at 10:00 a.m. (Central Daylight Time) at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, to consider and take action upon the following matters:
1.	To elect a Board of six Directors to serve until the next Annual Meeting, or until their successors are duly elected and qualified;
2.	To approve an amendment of the Company's Restated Articles of Incorporation to increase the total authorized shares from 50,000,000 to 150,000,000;
3.	To ratify the appointment of Ernst & Young LLP to act as independent auditors of the Company for the fiscal year ending March 31, 2003; and
4.	To transact such other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 15, 2002 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Adel Michael Secretary

Dated: July 30, 2002

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

MENTOR CORPORATION
____________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 12, 2002

____________________________________

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished to the shareholders of Mentor Corporation (the "Company") in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the Annual Meeting of Shareholders to be held Thursday, September 12, 2002, at 10:00 a.m. (Central Daylight Time) at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, or at any adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. All Common Stock represented by proxies in the form solicited will be voted in accordance with the instructions indicated therein, but proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of revocation of the proxy's authority or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. A shareholder who attends the Annual Meeting need not revoke his or her proxy and vote in person, unless he or she wishes to do so.

The Company will pay expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters calling for a vote of shareholders properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy will vote in accordance with their judgment on such other matters.

The Annual Report of the Company for the fiscal year ended March 31, 2002 is being furnished to each shareholder with this Proxy Statement.

The principal executive offices of the Company are located at 201 Mentor Drive, Santa Barbara, California 93111. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is July 30, 2002.

RECORD DATE, QUORUM AND VOTING OF SECURITIES

The Common Stock of the Company, par value $.10 per share, is the only authorized voting security of the Company. Only the holders of the Company's Common Stock whose names appear of record on the Company's books on July 15, 2002 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on July 15, 2002, a total of 23,341,294 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Proposals 1 and 3 require the approval of a majority of the shares present at the meeting and entitled to vote thereat. Therefore, abstentions as to Proposals 1 and 3 will have the same effect as votes against such proposals. Broker non-votes as to Proposals 1 and 3, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals. Proposal 2 requires the approval of a majority of the shares of the outstanding voting stock and, therefore, abstentions and broker non-votes as to Proposal 2 will have the same effect as votes against such proposal.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2003 Annual Meeting must be received no later than March 31, 2003, in order to be included in the proxy statement and form of proxy relating to that meeting. However, if the date of the 2003 Annual Meeting is changed by more than 30 days from the date of this year's Annual Meeting (September 12th), then the deadline for submission of shareholder proposals would be reasonable time before the Company begins to print and mail its proxy materials.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, the Company's shareholders are notified that the deadline for providing the Company with timely notice of any shareholder proposal to be submitted outside the Rule 14a-8 process for consideration at the 2003 Annual Meeting will be June 15, 2003. As to matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposals shall be granted to the persons designated in the Company's proxy related to the 2003 Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's By-Laws provide that the Board of Directors must consist of not less than three directors, with the number to be determined by a resolution of the shareholders. Currently the Board of Directors consists of six (6) directors. The number as set by the Shareholders shall continue in effect unless changed by the Board of Directors pursuant to the By-Laws or by subsequent shareholder resolution.

It is the intention of the proxy holders named in the enclosed proxy to vote such proxies for the six nominees named below, all of which are currently directors, to hold office until the 2003 Annual Meeting of Directors or until their successors are elected and qualified.

Each nominee has indicated a willingness to serve, but in the event any nominee is not a candidate at the meeting for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

Name (Age)	Director Since	Principal Occupation And Business Experience
Christopher J. Conway (63)	1969	Founder and Chairman of the Board since 1969; Chief Executive Officer from 1969 to July 29, 1999, and from September 28, 2000 to present.
Eugene G. Glover (59)	1969	Senior Vice President, Advanced Development from October 2000 to present; Founder & Vice President, Engineering, of the Company from 1969 to October 1986; private investor since October 1986.
Walter W. Faster (69)	1980	Retired, Vice President, Corporate Growth and Development for General Mills, Inc. (1); held various marketing and finance capacities at General Mills since 1963.
Michael Nakonechny (74)	1980	President of NAK Associates Corp. (2) since 1981; Chairman of the Board and Secretary of Transducer Systems, Inc. (3) from November 1968 to January 1989.
Dr. Richard W. Young (75)	1990

Director of Bay State Milling Company from 1992 to present (4); Director of Instron Corporation from 1992-1999 (5); Private investor since April 1992; Consultant to Mentor O & O, Inc. (6) from April 1990 to 1992; Chairman and Chief Executive Officer of Mentor O & O, Inc. from April 1985 to 1990; President of Houghton Mifflin Company (7) from 1982 to 1985; Executive Vice President of Polaroid Corporation from 1972 to 1982 (8).

Ronald J. Rossi (62)	1999

Chairman and CEO of LoJack Corporation (9); President of Oral-B Worldwide from 1998 to 2000 (10); President of Gillette North America Grooming Division from 1991 to 1998; held various executive and sales and marketing positions at The Gillette Company for over 30 years.

(1)	General Mills, Inc. is a major manufacturer of packaged foods and other consumer goods.
(2)	NAK Associates Corp. is a closely-held company engaged in engineering consulting.
(3)	Transducer Systems, Inc. is a manufacturer of electro-mechanical transducers.
(4)	Bay State Milling Company mills flour.
(5)	Instron Corporation manufactures dynamic testing equipment.
(6)

Mentor O & O, Inc. was acquired by the Company as a wholly-owned subsidiary in April 1990. It was a manufacturer of ophthalmic surgical and diagnostic equipment. During fiscal 1997, Mentor O&O's name was changed to Mentor Ophthalmics, Inc. In October 1999, the Company divested the assets of Mentor Ophthalmics, Inc.

(7)	Houghton Mifflin Company is a major publishing firm.
(8)	Polaroid Corporation is an instant imaging company.
(9)	LoJack develops and markets stolen vehicle recovery technology, which is utilized by law enforcement.
(10)	Oral-B Worldwide is a maker of oral personal care products. It is a subsidiary of The Gillette Company, which manufactures and sells a wide variety of consumer products throughout the world.

Board Meetings and Committees

Board of Directors. During fiscal 2002, the Board held five meetings and the committees held a total of nine meetings. The directors' attendance at the Board and committee meetings averaged 92%, and each director attended at least 75% of all meetings of the Board and of the Committees on which the director served except Mr. Faster, who attended 71%.

Audit Committee. The Company has an Audit Committee, currently consisting of Messrs. Faster, Nakonechny, Rossi and Young. All members of the Audit Committee are "independent" directors under the Nasdaq listing standards applicable to the Company. The Audit Committee met five times during the fiscal year ended March 31, 2002.

The Audit Committee has adopted procedures providing for its prior review and consideration of the effect of non-audit services on the independence of Ernst & Young LLP and the approval of the types of, and estimated fees for, professional services which are expected to be performed by Ernst & Young LLP during the forthcoming fiscal year.

The Company has adopted a formal written Audit Committee charter, which complies with the Nasdaq's Marketplace Rules. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

Compensation Committee. The Company has a standing Compensation Committee, currently consisting of Messrs. Faster, Nakonechny, Rossi and Young. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel. The Compensation Committee met once during the fiscal year ended March 31, 2002.

Stock Option Committee. The Company has a Stock Option Committee, currently consisting of Messrs. Faster, Nakonechny, Rossi and Young. The principal function of the Stock Option Committee is to administer the Company's stock option plan. The Stock Option Committee met three times during the fiscal year ended March 31, 2002.

Nominating Committee. The Company has a separately constituted committee to nominate candidates for election to the Board of Directors of the Company, currently consisting of Messrs. Faster, Nakonechny, Rossi and Young. Such candidates are chosen by taking into consideration the recommendations of the Company's executive officers and shareholders. Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of Mr. Walter W. Faster at the Company's principal executive office within sixty days after the end of the Company's fiscal year. The Nominating Committee did not meet in fiscal 2002. The Committee met early in fiscal 2003 and nominated the individuals named in this Proposal 1 for the election to the Board of Directors at this annual meeting.

Compensation of Directors

Board members who are employees of the Company do not receive compensation for their services as directors. During the Company's fiscal year ended March 31, 2002 and currently, individual non-employee Board members received an annual fee of $20,000. Under the terms of the Company's 1991 Stock Option Plan (the "1991 Plan"), which expired in June 2001, each person who was a non-employee director on the date of an annual meeting of shareholders was entitled to receive an automatic option grant under the 1991 Plan of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date of such grant. These options remain in effect and have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. Under the 1991 Plan, each person who was a newly elected or appointed as a non-employee director received, on the date of election or appointment, an automatic option grant to purchase 20,000 shares of Common Stock. The maximum number of shares of Common Stock that a non-employee director could receive under the 1991 Plan was 90,000, which is less than number of options previously granted to that Board member under prior plans. Each member of the Board of Directors other than Mr. Rossi received options to purchase 30,000 shares on May 17, 1994, and 30,000 shares on May 15, 1997. Mr. Rossi received options to purchase 20,000 on November 11, 1999. All non-employee members of the Board of Directors except Mr. Rossi received the maximum number of shares under the 1991 Plan.

Following shareholder approval of the Company's 2000 Long-Term Incentive Plan in October 2000, each non-employee director was granted a one-time option to purchase 30,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date of such grant. These options have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. Additional grants of options provided to non-employee directors may be made in accordance with the provisions of such Plan.

Report of the Audit Committee

The Securities and Exchange Commission rules now require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. However, the Audit Committee cannot certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a broad-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company's internal compliance programs.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditor represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

The Company's independent auditor also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent auditor that firm's independence. However, the Audit Committee cannot certify that the independent auditor is "independent" under applicable rules. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with the firm's independence.

Following the Audit Committee's discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended March 31, 2002.

Audit Committee:
Walter W. Faster
Michael Nakonechny
Ronald J. Rossi
Dr. Richard W. Young

Required Vote

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, present or represented by proxy and voting at the Annual Meeting, will be required to approve Proposal 1.

The Board of Directors recommends that the shareholders vote FOR the election of the nominees named above to serve as directors of the Company until the next annual meeting following the 2002 Annual Meeting or until their respective successors have been elected and qualified.

PROPOSAL 2: APPROVAL OF AMENDMENT OF THE COMPANY'S
RESTATED ARTICLES OF INCORPORATION
TO INCREASE THE TOTAL AUTHORIZED SHARES

General

On May 22, 2002, the Board of Directors of the Company adopted, subject to shareholder approval, an amendment to the Company's Restated Articles of Incorporation (the "Articles") to increase the total authorized shares of Common Stock of the Company from 50,000,000 to 150,000,000. Such increase in the number of authorized shares of Common Stock of the Company would be effected by restating the first paragraph of current Article VI of the Articles to read as follows:

"A.	Authorized Shares. The total authorized number of shares of this corporation shall be 150,000,000, all of which shall be common shares of the par value of $.10 per share."

The additional shares of Common Stock for which authorization is sought herein would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of Common Stock have no preemptive or other subscription rights.

As of July 15, 2002, 23,341,294 shares of Common Stock were issued and outstanding, 3,503,273 shares were reserved for issuance pursuant to outstanding options under the Company's stock option plans and 2,172,930 shares were reserved and available for future option grants under the Company's stock option plans. Therefore, of the 50,000,000 shares currently authorized by the Articles, approximately 20,982,503 shares are presently available for general corporate purposes.

Purposes and Effects of the Authorized Shares Amendment

The increase in authorized shares of Common Stock is recommended by the Board of Directors in order to provide a sufficient reserve of such shares for the present and future needs and growth of the Company. In September 1995, shareholders of the Company approved an increase in the Company's authorized Common Stock from 20,000,000 shares to 50,000,000 shares. Since that time the Company has utilized that increase in authorized shares primarily to effect a two-for-one stock split in 1995, as consideration in connection with various acquisitions, and for issuance pursuant to the exercise of stock options. The number of authorized shares currently available for issuance would not be sufficient to implement another such stock split. Such additional authorized shares would be available for issuance at the discretion of the Board of Directors without further shareholder approval (subject to certain provisions of state law) to take advantage of future opportunities for equity financing, to improve the Company's capital structure, in connection with possible acquisitions, in connection with stock dividends or stock splits, and for other corporate purposes.

The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its shareholders. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the proposed amendment to the Articles.

The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect. The issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, and such issuance could be used as an anti-takeover device to discourage a change in control of the Company by making it more difficult or costly. However, as previously stated, the only intended purpose of the proposed amendment is to increase the number of shares of Common Stock available in order to give the Board of Directors more flexibility in conducting normal business operations by providing a sufficient reserve of such shares for present and future needs of the Company. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and the proposal is not being presented as, nor is it part of, a plan to adopt anti-takeover measures.

Required Vote

The affirmative vote of the holders of a majority of the total voting power of all outstanding shares of Common Stock will be required to approve this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment of the Company's Restated Articles of Incorporation to increase the total authorized number of shares.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

Pursuant to authority delegated to the Audit Committee by the Board of Directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as principal independent auditors for the Company for the fiscal year ending March 31, 2003. This appointment is being submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended March 31, 2002, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in any capacity other than that of independent accountants and auditors. A representative of Ernst & Young LLP will be present at the 2002 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

Fees Paid to Ernst & Young LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal year 2002.
Audit Fees (1)	$335,065
Financial Information Systems Design and Implementation Fees	-
All Other Fees (2)	50,622
Total	$385,687
(1)

Audit services of Ernst & Young LLP for 2002 consisted of the examination of the consolidated financial statements of the Company statutory and subsidiary audits conducted in support of the examination of the consolidated financial statements, and quarterly review of financial statements.

(2)	"All Other Fees" includes $45,428 for tax services, and $5,194 for other services.

Required Vote

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock, present or represented by proxy and voting at the Annual Meeting, will be required to approve this Proposal 3.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending March 31, 2003.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock of the Company as of July 10, 2002, by (i) each person who beneficially owns more than five percent (5%) of such stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class
Neuberger Berman, Inc. (2) Neuberger Berman, LLC	2,913,992	12.3%
ValueAct Capital Partners, L.P. (3)	2,375,100	10.1%
Putnam Investments LLC (4)	1,321,774	5.6%
Christopher J. Conway	929,066	3.9%
Eugene G. Glover(5)	493,500	2.1%
Walter W. Faster	141,000	*
Bobby K. Purkait	128,000	*
Richard W. Young	72,500	*
Michael Nakonechny	70,950	*
Adel Michael	47,500	*
Ronald J. Rossi	22,500	*
Joshua Levine	7,821	*
All directors and executive officers as a group (11 persons)	2,033,462	8.3%

*Less than 1%
(1)

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable pursuant to options that are currently exercisable or exercisable within 60 days of July 10, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The figures include options to purchase Common Stock exercisable within 60 days of July 10, 2002 and held by: Mr. Conway, 340,000 shares; Mr. Glover, 82,500 shares; Mr. Faster, 67,500 shares; Mr. Purkait, 128,000 shares; Dr. Young, 47,500 shares; Mr. Nakonechny, 37,500 shares; Mr. Michael, 47,500 shares; Mr. Rossi, 17,500 shares; Mr. Levine, 7,500 shares; and all directors and executive officers as a group, 885,625 shares.

(2)

According to a Schedule 13D, Amendment No. 2 filed with the Securities and Exchange Commission on February 12, 2002, includes (i) 1,892,000 shares beneficially owned by Neuberger Berman, LLC and Neuberger Berman Management, Inc., each a wholly-owned subsidiary of Neuberger Berman, Inc., and Neuberger Berman Genesis Fund (ii) 93,500 shares beneficially owned by Neuberger Berman, LLC and Neuberger Berman Management, Inc. and (iii) 928,492 shares beneficially owned by Neuberger Berman, LLC. Neuberger Berman, Inc. has sole voting power with respect to 921,192 of these shares, shared voting power with respect to 1,985,500 of these shares, and shared dispositive power with respect to all of these shares. The address of each of these parties is 605 Third Avenue, New York, New York 10158-3698.

(3)

According to a Schedule 13D, Amendment filed with the Securities and Exchange Commission on February 13, 2002, includes (i) 2,099,375 shares beneficially owned by ValueAct Capital Partners, L.P., (ii) 210,650 shares beneficially owned by ValueAct Capital Partners II, L.P. and (iii) 65,075 shares beneficially owned by ValueAct Capital International, Ltd. VA Partners, LLC ("VA Partners"), Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin each has shared voting power and shared dispositive power with respect to all of these shares. VA Partners provides managing services to ValueAct International and serves as the General Partner of ValueAct and ValueAct II. Messrs. Ubben, Hamel and Kamin are each managing members, principal owners and controlling persons of VA Partners and directors and principal executive officers of ValueAct International. The address for each of these parties is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

(4)

According to a Schedule 13D, Amendment No. 3 filed with the Securities and Exchange Commission on January 25, 2002, includes (i) 554,755 shares beneficially owned by Putnam Investment Management, LLC, a wholly-owned subsidiary of Putman Investments, LLC, and (ii) 767,019 shares beneficially owned by The Putnam Advisory Company, LLC, a wholly-owned subsidiary of Putnam Investments, LLC. Putnam Investments, LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has shared voting power with respect to 332,204 of these shares and shared dispositive power with respect to all of these shares. The address for each of these parties is One Post Office Square, Boston, Massachusetts 02109.

(5)	Includes 391,000 shares held by a trust of which Mr. Glover is the sole trustee.

Executive Compensation and Related Information

Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information relates to compensation paid by the Company for services rendered during the three (3) fiscal years ended March 31, 2002 for the Company's Chief Executive Officer and each of the other four (4) most highly compensated executive officers.

SUMMARY COMPENSATION TABLE
Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1)($)	Securities Underlying Options (#)	All Other Compensation (2)($)
Christopher J. Conway (3)	2002	$ 398,550	$ 369,564	50,000	$ 7,301
Chairman,	2001	$ 390,000	--	100,000	$ 4,552
President & CEO	2000	$ 390,000	$ 204,750	70,000	$ 4,256

Adel Michael (4)	2002	$ 284,374	$ 204,000	65,000	$ 132,075
Executive Vice President	2001	$ 235,385	$ 48,000	100,000	$ 131,849
Chief Financial Officer, Treasurer

Eugene G. Glover (5)	2002	$ 255,481	$ 123,600	40,000	$ 1,060
Senior Vice President	2001	$ 116,347	--	50,000	$ 3,531
Advanced Development

Bobby Purkait	2002	$ 255,480	$ 175,100	40,000	$ 4,007
Senior Vice President,	2001	$ 249,038	--	50,000	$ 4,100
Science & Technology	2000	$ 200,000	$ 104,000	24,000	$ 5,297

Joshua Levine (6)	2002	$ 199,276	$ 112,476	30,000	$ 4,296
Senior Vice President
Sales & Marketing - Aesthetics

(1)	Annual bonus amounts earned and paid during the fiscal years indicated, or accrued and paid subsequent to the end of the fiscal year.
(2)

Except as otherwise specifically noted, All Other Compensation represents matching amounts contributed by the Company on behalf of the named individual under the terms of the Company's 401(k) Plan, and the Company provided term life insurance.

(3)

Mr. Conway served as President and CEO until his resignation in July 1999. Effective September 28, 2000, the Board of Directors re-elected Mr. Conway as President and CEO of the Company. The table reflects compensation received under his transition agreement of approximately $190,000 for the period he was not serving as President and CEO and compensation received as base salary as President and CEO for the period he served as such.

(4)

Mr. Michael was hired on April 3, 2000 as Senior Vice President and Chief Financial Officer. All Other Compensation includes relocation benefits of $127,603 and $130,861 for fiscal 2001 and fiscal 2002, respectively.

(5)

Mr. Glover has served as a non-employee member of the Board of Directors since 1986. In October 2000, he was hired as Senior Vice President of Advanced Development. The table reflects compensation from the date hired, but excludes $10,000 earned as a non-employee director during 2001.

(6)	Mr. Levine became an executive officer of the Company in September 2001. The table reflects compensation for the full fiscal year in which he became an executive officer.

OPTIONS GRANTED IN LAST FISCAL YEAR
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Terms ($)(3) 5% 10%
	Number of Securities Underlying Options Granted #(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise of Base Price ($/share) (2)	Expiration Date
Christopher J. Conway	50,000	5.2%	$26.61	5/23/2011	$ 836,744	$ 2,120,474
Adel Michael	40,000	4.1%	$26.61	5/23/2011	$ 669,395	$ 1,696,379
Adel Michael	25,000	2.6%	$27.99	9/14/2011	$ 440,069	$ 1,115,221
Eugene G. Glover	40,000	4.1%	$26.61	5/23/2011	$ 669,395	$ 1,696,379
Bobby Purkait	40,000	4.1%	$26.61	5/23/2011	$ 669,395	$ 1,696,379
Joshua Levine	30,000	3.1%	$26.61	5/23/2011	$ 502,047	$ 1,272,285
(1)

All options were granted under the 1991 Stock Option Plan. Each option will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination immediately prior to a Change in Control (as defined in the 1991 Stock Option Plan); alternatively, the administrator of the 1991 Stock Option Plan may provide for replacement of outstanding options with options to purchase shares of the surviving corporation, or for a cash payment in exchange for the cancellation of outstanding options.

(2)

The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in Common Stock, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The administrator of the 1991 Stock Option Plan may authorize a loan or loan guarantee from the Company to help the optionee pay the exercise price or the administrator may permit the optionee to pay the option price in installments.

(3)

Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options At Fiscal Year End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher J. Conway	24,000	$ 468,000	302,000	168,000	$ 5,570,382	$ 2,785,347
Adel Michael	-	$ -	25,000	140,000	$ 498,094	$ 2,075,331
Eugene G. Glover	-	$ -	72,500	77,500	$ 1,557,206	$ 1,143,519
Bobby Purkait	41,000	$ 1,053,840	97,000	92,000	$ 1,999,447	$ 1,397,272
Joshua Levine	-	$ -	6,250	48,750	$ 102,453	$ 591,459
(1)	Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.
(2)

An In-The-Money option is an option which has an exercise price for the Common Stock that is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at March 31, 2002 was $36.08 per share.

EQUITY COMPENSATION PLAN INFORMATION
AT FISCAL YEAR END
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,014,234	$20.05	2,808,000
Equity compensation plans not approved by security holders	-	-	-
Total	3,014,234	$20.05	2,808,000

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's Compensation Committee (the "Committee") is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

Mentor's executive compensation program is designed to accomplish several goals, including:
To attract, retain, and motivate employees of outstanding ability.
To link changes in employee compensation to individual and corporate performance.
To align the interests of management with the interests of the Company's shareholders.
To facilitate the development of a progressive high performance culture.
To strengthen the relationship between pay and performance.
To provide levels of compensation that is competitive with those provided in the markets in which the Company competes for executives.

Key Provisions of the Executive Compensation Program

The Company's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. The Company has established a link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

Base Salary. The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for U.S.-based publicly traded medical equipment and supply companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to be within a competitive range of comparable compensation data. Base salaries below the competitive range are adjusted to be within the competitive range. Base salaries within the competitive range are increased annually by an equal percentage to adjust for inflation and other external factors. The percentage increase in fiscal 2002 was 3%.

Annual Incentive Bonus. Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus pay-out targets (ranging from 40% to 60% of base salary plus the potential for a 20% additional bonus for outstanding results, which increases the range to 40% to 72%) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the range for comparable positions at similar U.S.-based medical equipment and supply companies when superior performance is achieved. Performance is measured at the corporate, functional unit and individual level. The total potential bonus for each executive is broken down into several factors as appropriate for that executive's area of responsibility. Each factor is then weighted with emphasis placed on profitability measures. These factors, and the relative weight given to each factor, vary with each executive officer at the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and outstanding goal. No bonus is paid for performance below threshold levels. In fiscal 2002, the executive officers were eligible for an additional incentive bonus program which provided for bonus pay-out of 20% of base salary for individual and functional level performance measured by spending controls and budget adherence.

Long-term Incentive (Stock Options). Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. These recommendations also take into consideration competitive practice for stock option grants as determined by an independent compensation consultant using survey information. The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

Employment Contracts and Severance Arrangements

Mr. Conway was reappointed as President and Chief Executive Officer ("CEO") of the Company on September 28, 2000. The Company previously entered into a transition agreement with Mr. Conway under which he received annual compensation of $390,000 and other benefits which would have expired on August 1, 2001. This agreement was terminated by mutual consent of the parties on September 28, 2000 when Mr. Conway resumed his previous position as President and CEO, but the annual compensation amount and the other benefits generally remain in effect.

Mr. Conway does not currently have an employment agreement with the Company. Mr. Conway's base salary, annual incentive bonus and stock option grants are set by the Compensation Committee of the Board of Directors using the same policies and criteria used for other executives. In setting Mr. Conway's salary for fiscal 2002, the Compensation Committee considered competitive information for U.S-based publicly traded medical equipment and supply companies provided by an independent compensation consultant, the Company's financial performance and other factors. Mr. Conway is currently paid at the targeted competitive position base salary, which has been set by the Compensation Committee to be within the range of comparable competitive compensation data. Mr. Conway's base salary was increased by 3% on July 1, 2001 from $390,000 to $401,700.

Mr. Conway's incentive bonus for fiscal 2002 was based upon the achievement of an "outstanding" corporate level performance as measured by operating income goals. The incentive bonus was equal to 72% of his base salary on March 31, 2002, or $289,224. In addition, Mr. Conway received an additional bonus as measured by achievement of corporate level spending controls and budget adherence. He received a bonus equal to 20% of his base salary under this bonus plan or $80,340.

On May 23, 2001, Mr. Conway was granted a stock option to purchase 50,000 shares of Common Stock of the Company. The exercise price of the stock option was set at fair market value on the grant date. Subject to the terms applicable to his grant and the terms of the option plan, the stock option may be exercised based on a four year vesting schedule and expires ten years from the grant date.

The Company has previously entered into an Employment Agreement with Mr. Michael in connection with his employment as Senior Vice President, Finance/Treasurer and Chief Financial Officer. Mr. Michael's agreement provides that he will receive in fiscal 2002: (i) a base salary of $265,000, (ii) bonus potential of up to 40% of base salary, and (iii) a one-time grant of options to purchase 50,000 shares. Beginning in fiscal 2003, Mr. Michael's base salary, potential bonus and stock option grants, if any, will be determined annually by the Compensation Committee. Mr. Michael's employment agreement also provides that upon termination of Mr. Michael's employment by the Company, without Cause (as defined therein), Mr. Michael will be entitled to severance compensation equal to 12 months of base salary plus one month of base salary for each complete year of service with the Company.

The Company has previously entered into an Employment Agreement with each of Mr. Glover and Mr. Purkait on November 28, 2000. These agreements provided for (i) an initial base salary of $250,000 (ii) an incentive bonus of up to 40% of base salary, (iii) a one-time grant of options to purchase 50,000 shares to Mr. Glover (iv) in the case of termination without cause, severance compensation equal to three months salary plus one additional month for each full year of service, and (v) in the case of change in control of the Company, (as defined in the applicable agreement), pro-rata bonus for the year plus severance pay equal to 12 months salary and one additional month for each full year of service. Beginning in fiscal 2002 and thereafter, Mr. Glover's and Mr. Purkait's base salary, potential bonus and stock option grants, if any, will be determined by the Compensation Committee.

The Company has previously entered into an Employment Agreement with Mr. Levine in connection with his employment as Vice President, Sales and Marketing, Aesthetics, on August 3, 2000. Mr. Levine's agreement provides that he will receive (i) an initial base salary of $195,000, (ii) an annual incentive bonus potential of up to 30%, pro-rated for the first year, (iii) an one-time grant of options to purchase 25,000 shares of common stock, and (iv) certain transition payments totaling $30,000. After the first year, Mr. Levine's base salary was subject to the Company's annual merit review. In September 2001, Mr. Levine became an executive officer of the Company, and accordingly the Compensation Committee will fix his base salary, potential bonus and stock option grants, if any, annually. Mr. Levine's employment agreement also provides that upon termination of Mr. Levine's employment by the Company, without Cause (as defined therein), Mr. Levine will be entitled to severance compensation equal to three months of base salary plus two weeks of base salary for each complete year of service with the Company including prior service, but in no case less than six months of base compensation.

Policy with Respect to Section 162(m) of the Internal Revenue Code. Subject to certain exceptions, Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to certain executive officers in a taxable year. One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based. At the 2001 Annual Meeting, the Company obtained shareholder approval for the Company's Amended 2000 Long Term Incentive Plan which was designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan will qualify as performance-based compensation. As a result, the Company believes that stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify.

The cash compensation paid to the Company's executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2003 fiscal year expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee intends to continue to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Walter W. Faster
Michael Nakonechny
Dr. Richard W. Young
Ronald J. Rossi

Stock Performance Graph

The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Value Index and the Media General Financial Services Medical Appliances and Equipment Index ("MG Index") during the five fiscal years ended March 31, 2002. The comparison assumes $100 was invested on March 31, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG MENTOR CORPORATION, NASDAQ MARKET INDEX AND MG GROUP INDEX

DOLLARS
450
400
350
300
250
200
150
100
50
0
1997
1998
1999
2000
2001
2002
MENTOR CORPORATION
MG GROUP INDEX
NASDAQ MARKET INDEX

ASSUMES $100 INVESTED ON APR. 1, 1997
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MAR. 31, 2002

INDEX	03/31/97	03/31/98	03/31/99	03/31/00	03/31/01	03/31/02
Mentor Corporation	100.00	128.05	68.56	126.56	105.98	170.66
MG Index	100.00	142.78	163.36	211.80	197.20	213.12
NASDAQ Index	100.00	151.12	197.49	363.67	149.68	151.55

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings, nor are such Report or Graph to be incorporated by reference into any future filings.

Compensation Committee Interlocks and Insider Participation

During fiscal 2002, Messrs. Faster, Nakonechny, Young and Rossi served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company at any time during fiscal 2002 or at any other time.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, among others, to file with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. an initial report of ownership of the Company's stock on Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting rules. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and in filing these reports on their behalf.

To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that (i) the initial reports on Form 3 for each of the three new officers appointed in September 2001, Messrs. Levine, Shepard and Scherff, were filed eleven days late, (ii) Messrs. Shepard and Purkait each failed to file a Form 4 to report the exercise of stock options and concurrent sales of the Company stock received and (iii) Mr. Levine failed to file a Form 4 to report a sale of Company stock. The transactions that Messrs. Levine, Shepard, and Purkait failed to report were subsequently reported on Form 5, the Annual Statement of Changes in Beneficial Ownership.

Certain Transactions

Since 1991 the Company has had an exclusive agreement with Rochester Medical Corporation ("Rochester") to market and distribute certain external catheter products developed by Rochester. The Company purchased $860,000 in products under the agreement in fiscal year 2002. Certain directors and executive officers of Rochester, a public company, are siblings of Christopher J. Conway, the Chairman and Chief Executive Officer of the Company.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

BY ORDER OF THE BOARD OF DIRECTORS
Adel Michael Secretary

Dated: July ___, 2002

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2002 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MENTOR CORPORATION, 201 MENTOR DRIVE, SANTA BARBARA, CALIFORNIA, 93111. OUR SEC FILINGS ARE ALSO AVAILABLE ON THE SEC's WEBSITE AT http://www.sec.gov.

MENTOR CORPORATION
ANNUAL MEETING - SEPTEMBER 12, 2002

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Christopher J. Conway and Adel Michael, and each of them, as attorneys-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of the Company to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 10:00 a.m., on September 12, 2002, and any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:
1. ELECTION OF DIRECTORS:
_____ FOR ALL nominees listed below* ____WITHHOLD AUTHORITY _____ EXCEPTIONS* for all nominees listed below*

*INSTRUCTION: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for an individual while voting for others, check the "Exceptions" box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.

Christopher J. Conway, Eugene G. Glover, Walter W. Faster, Michael Nakonechny, Richard W. Young, Ronald J. Rossi
2. Approve the Amendment of the Restated Articles of Incorporation to INCREASE the Total Authorized Shares To 150,000,000.
_____ FOR	______ AGAINST	______ ABSTAIN
3. Ratify the Appointment of Ernst & Young LLP as Independent Public Accountants of the Company for the Fiscal Year Ending March 31, 2003.
_____ FOR	______ AGAINST	______ ABSTAIN
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy will be voted as directed. If no direction is indicated, it will be voted FOR the nominees listed in Proposal No. 1, FOR the approval of Proposal No. 2, and FOR the approval of Proposal No. 3. The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

(Continued and to be signed on the other side)

(Continued from other side)

The undersigned hereby ratifies and confirms all that said attorneys-in-fact and proxies shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the annual meeting or any adjournment thereof.

Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign in its name by the president or other authorized officer. All co-owners must sign.